Naturally Advanced Technologies to Host Field Day to Discuss
CRAiLAR Production, Double Cropping Opportunity, and Global Demand for Fiber

Florence, S.C. (May 8, 2012) - On Tuesday, May 15, Naturally Advanced Technologies Inc. (NAT) will host a field day featuring a series of demonstration events that will explain the double cropping opportunity for flax, grown in the winter in South Carolina, and the production of CRAiLAR(R) a natural flax fiber that has established its agricultural roots in the region. The event will be held at the Pee Dee Education and Research Center in Florence.

In addition to demonstrating the seed varietal, planting, harvest, mowing, raking and bailing of flax, NAT's founder and Chief Innovation Officer, Jason Finnis, and Vice President of Agriculture, Steve Sandroni, will be on hand to discuss CRAiLAR Flax's development and discuss the opportunity that the crop presents to local farmers. They will also provide insights into the growing demand for this unique fiber, its performance attributes and the growing momentum behind its partner brands. NAT today supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, and Brilliant Global Knitwear for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, Westex, Target and PVH Corp for evaluation and development.

"We are thrilled to be establishing our first facility in the cradle of North America's textiles industry here in South Carolina, and about the visibility this innovative fiber will bring to the region," said Jason Finnis, Founder and Chief Innovation Officer, Naturally Advanced Technology. "For nearly four years, the region has labored alongside us, from research to commercialization, to realize the opportunity that CRAiLAR will deliver to global brands in apparel, home goods and industrial products. We want growers to understand the opportunity they have to join us as we grow their agronomic portfolio and, by extension CRAiLAR, into an increasingly impactful component of the Florence County business climate."

In late March, NAT announced plans to open a CRAiLAR fiber production facility in Pamplico, South Carolina, its first full-scale facility following a two and a half year test facility in Kingstree. The initial investment associated with the 143,500-square foot plant is approximately $8 million, and is expected to bring more than 25 jobs to the region. It expects to be delivering fiber from the facility in Q3 2012.

"This type of investment is very important to the region and shows the importance of agribusiness development. We are pleased that NAT made the decision to locate in the NESA Region," said Jeff McKay, executive director of the North Eastern Strategic Alliance.

About the North Eastern Strategic Alliance

The North Eastern Strategic Alliance (NESA) is a regional economic development organization that serves a nine-county region in the northeast corner of South Carolina. NESA's primary objective is to significantly enhance the quality of life for residents of the region by creating additional jobs and capital investment within the existing industry base as well as through recruitment of new companies and expansion of tourism related development. NESA's nine member counties are Chesterfield, Darlington, Dillon, Florence, Georgetown, Horry, Marion, Marlboro and Williamsburg. For more information, please visit http://www.nesasc.org/

About Naturally Advanced Technologies Inc.

Naturally Advanced Technologies Inc., through its wholly owned subsidiary, CRAiLAR(R) Fiber Technologies Inc., has developed proprietary technologies for production of bast fibers, cellulose pulp, and their resulting by-products in collaboration with Canada's National Research Council. It's renewable and environmentally sustainable biomass resources from flax, hemp and other bast fibers offer cost-effective and environmentally sustainable processing and production, along with increased performance characteristics for use in textile, industrial, energy, medical and composite material applications. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.naturallyadvanced.com.

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NAT Media Contact:
Ryan Leverenz
Director of Corporate Communications
(415) 999-1418
ryan.leverenz@naturallyadvanced.com

NESA Media Contact:
Anna Poston
Investor Relations/Marketing Director
(843) 661-1170
aposton@nesasc.org